Exhibit 10.1

July 13, 2015

Michael Lesler

28 Vincent Drive

Clifton, New Jersey 07013

Dear Mike:

This letter agreement (the “Agreement”) will spell out the terms of your employment with the Bank of New Jersey (the “Bank”).  You will be referred to in this Agreement as “you” or “Employee.”  By signing this Agreement, you acknowledge and agree that the Employment Agreement Between Bank of New Jersey and Michael Lesler dated as of June 2, 2014, is void and of no effect and that your employment with the Bank is governed by this Agreement.

EMPLOYMENT TERMS

POSITION:	President and Chief Executive Officer

LOCATION:	The Bank’s offices, currently located in Ft. Lee, New Jersey, subject to reasonable travel.

COMPENSATION:	Base Salary — $375,000 annual base salary payable pursuant to the Bank’s ordinary payroll practices.

Annual Bonus — You shall be eligible to receive an annual discretionary bonus at the sole discretion of the Board of Directors and its Compensation Committee. You must be employed by the Bank at the time any bonus is paid to be eligible to receive any such bonus.

Stock Options. You may be eligible to participate in equity arrangements as may be approved by the shareholders of the Bank in such amounts, and pursuant to such terms, as shall be authorized by the Board in its sole discretion.

Time Off. You shall be entitled to five weeks paid vacation per calendar year. Such time off must be taken at a time reasonably convenient to Bank and must be approved by the Bank in advance.

EXPENSES:	The Bank shall reimburse you for customary business expenses.

BENEFITS:	You will be eligible to receive benefits, including health, vision, dental and life insurance benefits in accordance with the policies developed by the Bank and approved by the Board of Directors.

AT-WILL EMPLOYMENT

Your employment with the Bank is “at will”, which means that you retain the option, as does the Bank, of ending your employment with the Bank at any time for any reason or for no reason, regardless of cause, with or without prior notice.

CONFIDENTIALITY:

Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Bank. As a result, both while employed by the Bank and thereafter, the Employee shall not, without the prior written consent of the Bank, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Bank, any confidential, proprietary, business and technical information or trade secrets of the Bank, the Bank or of any subsidiary or affiliate of the Bank or the Bank (the “Proprietary Information”) revealed, obtained or developed in the course of his current employment with the Bank. “Proprietary Information” shall include, but shall not be limited to, the intangible personal property; business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information, mortgage loan borrower lists, secondary market investor lists, licenses, governmental approvals, telephone numbers, facsimile numbers, email addresses, and sales and marketing plans, efforts, information and data; technical information, including research design, results, techniques and processes; computer processing systems and techniques; concepts, layouts, and specifications; know-how; any non-public personal information of any customers or mortgage loan applicants; any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Employee’s duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations, designs, technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and all information and materials received by the Bank, the Bank or any subsidiary or affiliate of the Bank or the Bank, or the Employee from a third party subject to an obligation of confidentiality and/or non-disclosure. Nothing contained herein shall restrict the Employee’s ability to make such disclosures during the Term as may be necessary to the effective and efficient discharge of the duties required by the Position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public, so long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this Section. Failure by the Bank, or any subsidiary or affiliate of the Bank, to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

BOARD RESIGNATION:

Upon termination or resignation of your employment for any reason, you shall simultaneously resign from the board of directors of the Bank and from all other positions (Board and management) at its parent company, affiliates and subsidiaries. By executing this Agreement, you hereby agree and are deemed to have irrevocably agreed that your resignation from the board of directors of the Bank and its subsidiaries shall be effective on the termination of your employment, and you shall execute any documentation deemed reasonable or necessary by the Board to acknowledge and confirm such resignations. Notwithstanding the forgoing however, you acknowledge and agree that termination of your employment for any reason or no reason shall be cause under the New Jersey Banking Act and applicable law for the Board to remove you from the Board.

ATTORNEY REVIEW

The Bank acknowledges that it has been represented by Pepper Hamilton, LLP in connection with this Agreement and that it has had ample opportunity to review and consider this Agreement with the advice of counsel. You acknowledge that you have been represented by counsel of your choosing in connection with this Agreement and that you have had ample opportunity to review and consider this Agreement with the advice of counsel.

NOTICES

All notices sent to any party to this Agreement in connection with any matter related to this Agreement shall be sent by hand-delivery, by overnight mail via a national carrier such as Federal Express, or by certified mail to the following:

For the Bank:
Joel Paritz
c\o Paritz & Company, P.A.
15 Warren Street, #25
Hackensack, New Jersey 07601

and

Anthony Siniscalchi
c\o A. Uzzo & Company
287 Bowman Avenue
Purchase, New York 10577

With a copy to:
Donald Readlinger, Esq.
Pepper Hamilton, LLP
301 Carnegie Center, Suite 400
Princeton, NJ 08543

For Michael Lesler
Michael Lelser
28 Vincent Drive
Clifton, New Jersey 07013

With a copy to:
Richard Weiner, Esq.
Aronsohn Weiner & Salerno
263 Main Street
Hackensack, NJ 07601

ENTIRE AGREEMENT:

This Agreement and the Change of Control Agreement dated June 23, 2006 constitute the entire agreement between the Bank and you with respect to the subject matter hereof, and this Agreement supersedes all other undertakings and agreements, whether oral or in writing, previously entered into by the Bank and you with respect thereto, including but not limited to the Employment Agreement Between Bank of New Jersey and Michael Lesler dated as of June 2, 2014.  All prior correspondence and proposals and all prior offers, promises, representations, understandings, arrangements and agreements relating to such subject matter are of no further effect, including, but not limited to, the Employment Agreement Between Bank of New Jersey and Michael Lesler dated as of June 2, 2014, which you acknowledge is void.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof.

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For good and reasonable consideration, the receipt and sufficiency of which is hereby acknowledged by you and the Bank, the parties enter into this Agreement by setting forth their signatures in the spaces provided below.

Very truly yours,

Bank of New Jersey

			By:	/s/ Steven Crevani
Steven Crevani, Chairman of the Compensation Committee

Acknowledged and Agreed:

Michael Lesler	Date:	7/23/15
Michael Lesler